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                                                                   EXHIBIT 1



                                  MERGER AGREEMENT

                                       AMONG

                             THE TODD-AO CORPORATION,

                                TODD-AO EAST, INC.,

                                        AND

                               SOUND ONE CORPORATION

                                  As of June 8, 1999

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     This MERGER AGREEMENT (the "AGREEMENT") entered into as of June 8, 1999, by and among The Todd-AO Corporation, a Delaware corporation (the "BUYER"), Todd-AO East, Inc., a New York corporation and an indirect wholly-owned Subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), Sound One Corporation, a New York corporation (the "TARGET"), and, with respect to Sections 4 and 9 only, Jeremy Koch, an individual having an address of 150 West End Avenue, Apt. 11L, New
York, New York 10023 ("KOCH"), Elisha Birnbaum, an individual having an address of 140 Riverside Drive, New York, New York 10024 ("BIRNBAUM"), and Gaetano Spera, an individual having an address of 126 Eagle Drive, Emerson, New Jersey 07603 ("SPERA"). The Buyer, the Transitory Subsidiary, the Target, Koch, Birnbaum, and Spera are referred to herein in the singular as a "Party" and, collectively, as the "PARTIES".

     WHEREAS, Transitory Subsidiary is an indirect wholly-owned subsidiary of the Buyer and has an authorized capital stock consisting of 100 shares of common stock, par value $.01 per share (the "MERGER STOCK"), of which 100 shares are issued and outstanding and owned by Todd-AO Studios East, Inc., a New York corporation and a wholly-owned subsidiary of the Buyer ("TAO EAST").

     WHEREAS, the respective Boards of Directors of the Buyer, the Transitory Subsidiary, and the Target have each approved the acquisition of the Target by the Buyer pursuant to a merger of the Transitory Subsidiary into the Target in accordance with Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the provisions of this Agreement, with the result that all of the issued and outstanding shares of common stock, par value $.01 per share, and all of the outstanding stock appreciation rights of the Target shall be extinguished in exchange for cash consideration.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.   Definitions.

     "BUYER" has the meaning set forth in the preface above.

     "BUYER-OWNED SHARE" means any Target Share that the Buyer or the Transitory Subsidiary owns beneficially.

     "CERTIFICATE OF MERGER" has the meaning set forth in Section 2(c) below.

     "CLOSING" has the meaning set forth in Section 2(b) below.

     "CLOSING DATE" has the meaning set forth in Section 2(b) below.

     "CONFIDENTIAL INFORMATION" has the meaning set forth in that certain Confidentiality Agreement dated November 26, 1997 by and between the Buyer and the Target, as amended by that certain Letter Agreement dated February 5, 1999 (the "Confidentiality Agreement").

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

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     "DISSENTING SHARE" means any Target Share which is held of record by a shareholder who has not assented to the Merger and who shall have validly exercised his or its appraisal rights under Section 910 and Section 623 of the New York Business Corporation Law.

     "EFFECTIVE TIME" has the meaning set forth in Section 2(d)(i) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "KNOWLEDGE" means actual knowledge without independent investigation.

     "MERGER" has the meaning set forth in Section 2(a) below.

     "MERGER CONSIDERATION" has the meaning set forth in Section 2(d)(v) below.

     "NEW YORK BUSINESS CORPORATION LAW" means the Business Corporation Law of the State of New York, as amended.

     "NOTICE OF SPECIAL MEETING" means the materials in the form attached hereto as EXHIBIT A and distributed to the Target Stockholders by the Target notifying them of the Special Meeting.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTIES" has the meaning set forth in the preface above.

     "PAYING AGENT" has the meaning set forth in Section 2(e) below.

     "PAYMENT FUND" has the meaning set forth in Section 2(e) below.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PRIMARY SHAREHOLDERS" means, collectively, Koch, Birnbaum and Spera.

     "REQUISITE STOCKHOLDER APPROVAL" means the affirmative vote of the holders of two-thirds of the Target Shares in favor of this Agreement and the Merger.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SPECIAL MEETING" has the meaning set forth in Section 6(b) below.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2(a) below.

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     "TARGET" has the meaning set forth in the preface above.

     "TARGET SHARE" means any share of the Common Stock, $.01 par value per share, of the Target.

     "TARGET STOCKHOLDER" means any Person who or which holds any Target Shares.

     "TRANSITORY SUBSIDIARY" has the meaning set forth in the preface above.

2.   BASIC TRANSACTION

(a) THE MERGER. On and subject to the terms and conditions of this Agreement and in accordance with the New York Business Corporation Law, the Transitory Subsidiary will merge with and into the Target at the Effective Time (the "MERGER"). The Target shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

(b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Graham & James, L.L.P. in New York, New York, commencing at 12:00 noon local time on (i) the date on which the last of the conditions set forth in Section 7 (other than conditions with respect to actions the respective Parties will take at the Closing itself) is satisfied or, when permissible, waived, or (ii) such other date as the Parties may mutually determine (the "CLOSING DATE").

(c) ACTIONS AT THE CLOSING. At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Target and the Transitory Subsidiary will cause to be filed with the Secretary of State of the State of New York a Certificate of Merger in the form attached hereto as EXHIBIT B (the "CERTIFICATE OF MERGER"), and (iv) the Buyer will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in this Section 2.

(d)  EFFECT OF MERGER.

     (i) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Certificate of Merger is accepted for filing by the Secretary of State of the State of New York. The Merger shall have the effect set forth in the New York Business Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

     (ii) CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of the Transitory Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

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     (iii)  BY-LAWS.  The by-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the by-laws of the Transitory Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

     (iv) DIRECTORS AND OFFICERS. The directors and officers of the Transitory Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

     (v) CONVERSION OF TARGET SHARES. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Target Share or the holder of any capital stock of the Transitory Subsidiary, (A) each Target Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive (the "MERGER CONSIDERATION") $11.50 in cash (without interest), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation the value of such shares determined in accordance with the provisions of the New York Business Corporation Law, and (C) each Buyer-owned Share shall be cancelled; PROVIDED, HOWEVER, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding occurring after the date hereof and prior to the Effective Time. Immediately following the Effective Time, no Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v).

     (vi) CONVERSION OF CAPITAL STOCK OF THE TRANSITORY SUBSIDIARY. At and as of the Effective Time, each share of common stock, $.01 par value per share, of the Transitory Subsidiary shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.

(e)  PROCEDURE FOR PAYMENT.

     (i) Prior to the Effective Time, the Buyer shall cause the Surviving Corporation to appoint either HSBC Bank USA (Marine Midland Bank) or Citibank, N.A. (or, if both are unwilling or unable to act or to act upon commercially reasonable terms, any other United States bank or trust company mutually acceptable to the Target and the Buyer) to act as paying agent (the "PAYING AGENT") for payment of the Merger Consideration, and Buyer shall deposit or cause to be deposited with the paying Agent, in a separate fund established for payment in accordance with this Section 2, immediately available funds (the "PAYMENT FUND") in an amount necessary for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Target Shares (other than any Dissenting Shares and Buyer-owned Shares). Immediately following the Effective Time, the Buyer will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Target Shares for the holder to use in surrendering the certificate (the "CERTIFICATE") which immediately prior to the Effective Time represented his or its Target Shares against payment of the Merger

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            Consideration. No interest will accrue or be paid to the holder of any outstanding Target Shares. The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

     (ii) The Buyer may cause the Paying Agent to invest the cash included in the Payment Fund in one or more of the permitted investments set forth in the agreement between the Surviving Corporation and the Paying Agent; PROVIDED, HOWEVER, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Buyer will cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investments.

     (iii) The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their Certificates.

     (iv) The Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

(f) LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, the beneficial owner of such certificate shall sign and deliver to Surviving Corporation an affidavit of loss, attesting to such loss, theft or destruction, and indemnifying Surviving Corporation for all loss or damages incurred in connection therewith, and the Paying Agent shall issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof in accordance with this Agreement. When authorizing such issue of the Merger Consideration in exchange therefor, the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Paying Agent a bond in such sum as the Paying Agent may direct as indemnity against any claim that may be made against the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(g) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

3. REPRESENTATIONS AND WARRANTIES OF THE TARGET. The Target represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Section 3 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth on the schedules accompanying this Agreement (the "DISCLOSURE SCHEDULES"). The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs

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contained in this Section 3, provided, however that for purposes of this
Agreement and the Disclosure Schedules, any disclosure set forth in any such paragraph of the Disclosure Schedules shall be deemed disclosed in reference to all applicable paragraphs of the Disclosure Schedules.

(a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) CAPITALIZATION. The entire authorized capital stock of the Target consists of 4,000,000 Target Shares, par value $.01 per share, of which 1,111,169 Target Shares are issued and outstanding and 354,691 Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable (except for any amounts which a holder of Target Shares may be liable under Section 630 of the New York Business Corporation Law). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

(c) AUTHORIZATION OF TRANSACTION. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, the Target cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval. The execution, delivery and performance by Target of this Agreement and the consummation of the transactions contemplated hereby have been approved by the board of the Target and have been duly authorized by all other necessary corporate action on the part of the Target, subject to the receipt of the Requisite Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable against the Target in accordance with its terms and conditions.

(d) NONCONTRAVENTION. Except as set forth in SCHEDULE 3(d) hereto, neither the execution and the delivery of this Agreement by the Target, nor the consummation of the transactions contemplated hereby, will (i) assuming the Requisite Stockholder Approval is obtained, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or by-laws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the case of clause (ii), where such conflict, breach, default or other event referred to therein would not have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Target (a "MATERIAL ADVERSE EFFECT").

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(e)  FINANCIAL STATEMENTS AND FINANCIAL CONDITION.

     (i) The Target has, except as specifically set forth herein, maintained its books of account in material compliance with applicable laws, rules and regulations, and such books and records are and, during the periods covered by the Financial Statements (as defined below), were maintained in such fashion as to accurately reflect in all material respects the transactions of the Target and the income, expenses, assets and liabilities of the Target, including the nature thereof and the transactions giving rise thereto.

     (ii) Included in SCHEDULE 3(e)(ii) are the audited balance sheets of the Target as of December 31, 1996, 1997 and 1998 and the related audited statements of income and of cash flows for the fiscal years then ended, reported on by Arthur Yorkes & Company and the unaudited balance sheet, and the related unaudited income statement, for the three months ended March 31, 1999 (collectively, all documents included in SCHEDULE 3(e)(ii) shall be referred to as the "FINANCIAL STATEMENTS").

     (iii) The Financial Statements have been prepared from the books of account of the Target. The Financial Statements present fairly in all material respects the financial position of the Target as of the respective date of such statements and the results of operations of the Target for the periods covered thereby. The Financial Statements reflect all necessary adjustments and reserves for losses and contingencies in accordance with GAAP, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments.

     (iv) The Target has no liabilities (including unasserted claims, matured or unmatured, absolute, contingent or otherwise), except as otherwise set forth in this Agreement, that, in accordance with the Target's prior practice are required to be reflected and are not reflected, or are in excess of the amount reflected, in the balance sheet dated March 31, 1999 and a part of SCHEDULE 3(e)(ii) except
            (i) those incurred since the date of such balance sheet in the ordinary course of business, consistent with past practice, in arms-length transactions with unrelated parties, and which do not have and cannot reasonably be expected to have, in the aggregate, a Material Adverse Effect and (ii) those specifically described on
            SCHEDULE 3(e)(iv) hereto.

     (v) Since December 31, 1998, the Target has not suffered any material adverse change in its business, operations or financial condition, except as disclosed in SCHEDULE 3(e)(v).

(f) GOVERNMENT AND OTHER CONSENTS. No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required to be obtained or made, and no consent of any third party is required to be obtained by the Target for the due execution, delivery and performance of this Agreement.

(g) TAX RETURNS AND PAYMENTS. Except as set forth in SCHEDULE 3(g) hereto, all tax returns, federal, state, local, foreign and other, (including all federal tax returns and reports for each fiscal

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year of the Target through the fiscal year ended December 31, 1998) required to be filed by and/or on behalf of the Target in respect of any taxes (including all foreign, federal, state, county and local income, ad valorem, excise, sales, use, transfer and other taxes and assessments) have been filed, and all taxes due and payable thereon, or otherwise due and payable by the Target, have been paid. There are no deficiency assessments against the Target with respect to any foreign, federal, state, local or other taxes. There are no outstanding agreements or waivers extending the period of limitation applicable for assessment or collection for any federal, state, local or foreign tax, or for the filing of any tax return, in respect of the Target for any period. Except as set forth in SCHEDULE 3(g) hereto, neither the federal tax returns nor any state, county, local or foreign tax returns of the Target have in the past been examined by the Internal Revenue Service or any other taxing authority. Copies of all federal, state, local and foreign tax returns or reports of the Target filed since 1994 and prior to the Closing Date have heretofore been made available to the Buyer. All tax returns filed by or on behalf of the Target are true, correct and complete in all material respects. All taxes that the Target is or was required to withhold or collect (including payroll taxes) have been duly withheld, or collected, and paid to the proper governmental authority.

(h) CONTRACTS. Attached hereto as SCHEDULE 3(h) is a list of all material agreements, contracts, notes, mortgages, deeds of trust, indentures, property and equipment leases and licenses, to which the Target is a party or by which it is bound (the "CONTRACTS"). The Contracts are valid, legally binding and enforceable against Target and, to the Knowledge of Target, the other parties thereto, in accordance with their terms and are in full force and effect, with the exception of any of the Contracts marked "pending". Copies of the Contracts have been delivered to the Buyer.

(i) LITIGATION. No claim, action, suit or other proceeding against the Target is pending or, to the Knowledge of the Target, threatened before or by any court, administrative or regulatory body, or other governmental authority, except as set forth on SCHEDULE 3(i) hereto. There is no judgment, order, writ, injunction, decree or award issued by any governmental authority outstanding against the Target, except as set forth on SCHEDULE 3(i) hereto.

(j) ACCOUNTS, POWERS OF ATTORNEY. There are no persons holding a power of attorney on behalf of the Target. SCHEDULE 3(j) lists the names and addresses of each bank or other financial institution in which the Target has an account, deposit or safe-deposit box, including the number of each such account, deposit and safe-deposit box.

(k) INSURANCE. There are no insurance policies maintained by or on behalf of the Target in effect on the Closing Date except as set forth on SCHEDULE 3(k) hereto.

(l) NO SUBSIDIARIES OR JOINT VENTURES. Except as set forth on SCHEDULE 3(l) hereto, the Target does not own, directly or indirectly, beneficially or of record, or have any obligation to acquire, any stock of, or other equity or ownership interest in, any Person. The Target is not a party to nor owns any interest in any joint venture.

(m) MINUTE BOOKS. All minute books of the Target (except those for periods prior to 1992, some of which have been lost or destroyed or are incomplete) have been made available to the Buyer for review.

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(n)  EMPLOYEES.  The Target has no employees and no employee benefit plans or pension plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) or any incentive, bonus, stock option, stock appreciation or parachute program or any other type of employee compensation arrangement or program, except as set forth on SCHEDULE 3(n) hereto. Neither the Target nor any employee benefit or pension plan previously maintained by the Target has any unsatisfied liability or obligation to any former employee of the Target.

(o) ERISA AFFILIATES. (i) No employee benefit plan (as defined in Section 3(3) of ERISA) of an ERISA Affiliate (as hereinafter defined) is covered by Title IV of ERISA, (ii) no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "CODE")) or breach of a fiduciary duty under ERISA has occurred with respect to any plan of an ERISA Affiliate, (iii) no action, suit or proceeding, hearing, or investigation of the assets of any plan of an ERISA Affiliate is pending or threatened, (iv) none of the directors or officers or employees of the Target has any Knowledge of any basis for any such action, suit, proceeding, hearing or investigation, and (v) there has been no waived or unwaived "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA with respect to any plan of an ERISA Affiliate. "ERISA AFFILIATE" shall mean an organization (whether or not incorporated) which is under common control, or a member of an affiliated service group, with the Target and, with the Target, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(p)  TOXIC WASTES; EMPLOYEE SAFETY, ETC.

     (i) Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

            (a) "HAZARDOUS SUBSTANCES" shall mean any chemical, compound, material, mixture, living organism or substance that is now or hereafter defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Laws as a "HAZARDOUS WASTE," "HAZARDOUS SUBSTANCE," "HAZARDOUS MATERIAL," "EXTREMELY HAZARDOUS WASTE," "INFECTIOUS WASTE," "TOXIC SUBSTANCE," "TOXIC POLLUTANT" or any other formulation intended to define, list, or classify substances by reason of deleterious properties, including, ignitability, corrosivity, reactivity, carcinogenicity or toxicity, such materials to include oil, waste oil, petroleum waste petroleum, polychlorinated biphenyls (PCBs), asbestos, radon, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

            (b) "ENVIRONMENTAL LAWS" shall mean applicable federal, state, or local laws, including common law, statutes, rules, regulations, codes or ordinances, requirements under licenses, permits, franchises, approvals or contracts, orders, demands, decrees, judgments, directives, injunctions and requirements of any other governmental authority, relating to the protection of health, safety or the environment.

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     (ii)   The Target is not in actual or alleged violation of any
            Environmental Laws, arising from the operation or use of the Target's business and facilities.

     (iii) No property currently or formerly owned, operated or used by the Target or any property to which the Target may have transported, treated or disposed or arranged for the transport, treatment or disposal of Hazardous Substances is listed as a site on the National Priorities List (as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended) or comparable federal, state or local list of sites of environmental concern. In addition, none of such sites are or have been the subject of any remediation, removal, cleanup, investigation, response action, claim, judgment or enforcement action regarding any actual or alleged presence of Hazardous Substances.

     (iv) There have been no releases of Hazardous Substances on, under, from or into any property, operated or used by the Target during the time of their ownership, operation or use or prior to the Target's ownership, operation or use.

     (v) There are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or notices pending or, to the Knowledge of the Target, threatened against the Target under any Environmental Laws, including those related to any allegations of economic loss, personal injury, illness or damage to real or personal property or the environment. There are no facts or circumstances which are reasonably likely to give rise to such a claim.

     (vi) The Target is not a party or a successor in interest to any contract or agreement, including any purchase agreements, leases, indemnities or guaranties, pursuant to which the Target has assumed or agreed to be responsible for any current or contingent liabilities with respect to any Hazardous Substances or any matters under Environmental Laws.

(q) PERMITS, LICENSES, ETC. The Company holds all franchises, licenses, permits, certificates, authorizations, rights or other approvals issued or granted by each applicable governmental authority which is necessary for the lawful conduct of its business, except where the failure to hold such would not have a Material Adverse Effect.

(r) EMPLOYMENT CONTRACTS. The employment contracts described on SCHEDULE 3(r) hereto are valid and in full force and effect and constitute the legal, valid and binding obligations of the Target and there are no existing defaults by the parties thereto.

(s) INTANGIBLE ASSETS. The Target owns or has the right to use all trademarks, tradenames, service marks, logos, patents, copyright registrations, similar rights and applications for any of the foregoing (collectively, "INTELLECTUAL PROPERTY") that are required for or used in the operation or conduct of its business as presently operated or conducted. No Intellectual Property Rights used by the Target, and no goods or services sold by the Target, violate or infringe upon any intellectual property rights of any other Person.

(t) TANGIBLE ASSETS. The Target owns or leases all buildings, machinery, equipment, and other tangible assets used in the operation or conduct of its business as presently operated or conducted, except for any equipment listed or described on SCHEDULE 3(t) hereto (the "TANGIBLE ASSETS"). The Tangible Assets, taken as a whole, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which presently is used. Except as set forth on SCHEDULE 3(t) hereto, the Tangible Assets are free and clear of liens, claims of third parties, security interests, and any other encumbrances whatsoever.

(u) BROKERS' FEES. The Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) DISCLOSURE. The Notice of Special Meeting will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE PRIMARY SHAREHOLDERS. Each of the Primary Shareholders, jointly and severally, represent and warrant to the Buyer and the Transitory Subsidiary that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in Section 9 hereof and on the Disclosure Schedule.

(a) EMPLOYMENT AGREEMENTS. The employment contracts of Thomas Fleischman and Lee Dichter with the Target are included on SCHEDULE 3(r) hereto. To the Knowledge of one or more of the Primary Shareholders, such employment contracts are valid and in full force and effect and there are no existing or claimed defaults by the parties thereto.

(b) TANGIBLE ASSETS. The Target owns or leases all the Tangible Assets. Except as set forth on SCHEDULE 3(t) hereto, the Tangible Assets are free and clear of liens, claims of third parties, security interests, and any other encumbrances.

(c) CONTRACTS. Attached hereto as SCHEDULE 3(h) is a list of all the Contracts. To the Knowledge of one or more of the Primary Shareholders and with the exception of any of the Contracts marked "pending", the Contracts are valid and in full force and effect and there are no existing or claimed defaults by the parties thereto. Copies of the Contracts have been delivered to the Buyer.

(d) TAX RETURNS AND PAYMENTS. Copies of all federal, state, local and foreign tax returns or reports of the Target (the "TAX RETURNS") filed since 1994 and have heretofore been made available to the Buyer. All taxes shown as due on such Tax Returns have been paid. No federal, state or local audits or other administrative or court proceedings are presently pending or, to the Knowledge of one or more of the Primary Shareholders, threatened with regard to any Tax Returns or taxes of the Target which, if determined adversely, would have a Material Adverse Effect on the Target. To the Knowledge of one or more of the Primary Shareholders, no such audit or proceeding would result in the imposition of any penalty for fraud under any federal, state, or local statute or regulation.

(e) LITIGATION. Except as set forth on Schedule 3(i), to the Knowledge of one or more of the Primary Shareholders, (i) no suit or other proceeding against the Target is pending before or by any court, administrative or regulatory body, or other governmental authority or has been threatened in writing, and (ii) there is no judgment, order, writ, injunction, decree or award issued by any governmental authority outstanding against the Target.

(f) UNDISCLOSED LIABILITIES. To the Knowledge of one or more of the Primary Shareholders, as of March 31, 1999 the Target has no liabilities of a type required to be set forth on a balance sheet by GAAP other than the liabilities set forth on the March 31, 1999 balance sheet contained in the recent Financial Statements, except (i) those incurred since the date of such balance sheet in the ordinary course of business, consistent with past practice, in arms-length transactions with unrelated parties, and which do not have and cannot reasonably be expected to have, in the aggregate, a Material Adverse Effect and (ii) those specifically described on SCHEDULE 3(e)(iv) hereto. To the Knowledge of one or more of the Primary Shareholders, since December 31, 1998, the Target has not suffered any material adverse change in its business, operations or financial condition, except as disclosed in SCHEDULE 3(e)(v). For the purposes of the preceding sentence, "material adverse change" shall not include any change affecting the post-production sound industry as a whole or any other change that would not be required to be reflected on financial statements of the Target prepared in accordance with GAAP and dated as of the date hereof (provided that the limitations set forth in this sentence shall not affect any representation in this Agreement, other than the representation set forth in the preceding sentence).

(g) BONUSES. Except for their ordinary compensation as set forth on SCHEDULE 4(g) hereto, none of the Primary Shareholders has received from the Target any cash bonus or any other form of additional cash compensation for the period commencing on January 1, 1999 until the Effective time (and each of the Primary Shareholders waives all claims to receive any bonuses or other forms of additional compensation related to such time period).

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY. Each of the Buyer and the Transitory Subsidiary, jointly and severally, represents and warrants to the Target that the statements contained in this
Section 5 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 5.

(a) ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation.

(b) AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer and the Transitory Subsidiary of this Agreement and the consummation of the transactions contemplated hereby have been approved by the respective Boards of Directors of the Buyer and the Transitory

Subsidiary and by TAO East as the sole stockholder of the Transitory Subsidiary, and have been duly authorized by all other necessary corporate action on the part of the Buyer, TAO East and the Transitory Subsidiary. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms and conditions.

(c) NONCONTRAVENTION. To the Knowledge of any director or officer of the Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the charter or by-laws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.
To the Knowledge of any director or officer of the Buyer, and other than in connection with the provisions of the New York Business Corporation Law, the Securities Exchange Act, the Securities Act, and state securities laws, neither the Buyer, nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d) BROKERS' FEES. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

6. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

(a) GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b) REGULATORY MATTERS AND APPROVALS. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments, governmental agencies and third parties in connection with the matters referred to in Section 3(d),
Section 3(f) and Section 5(c) above. Without limiting the generality of the foregoing, the Target will call a special meeting of its stockholders (the "SPECIAL MEETING"), as soon as practicable in order that the stockholders of the Target may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the New York Business Corporation Law.

The Target will mail a Notice of the Special Meeting to its stockholders as soon as practicable. Notwithstanding the foregoing, the Notice of Special Meeting shall be mailed to the Target Shareholders no more than 7 days after the date of this Agreement and the Special Meeting shall be held no more than 14 days after such mailing date.

(c) OPERATION OF BUSINESS. During the period commencing on the date hereof and ending at the Effective Time, the Target will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except (i) as permitted, required or contemplated by this Agreement,
(ii) as consented to or approved by Buyer in writing and (iii) that the Target may make a lump sum cash payment to each of the employees of the Target listed on SCHEDULE 6(c) in the amounts set forth opposite their respective names on such Schedule. Without limiting the generality but subject to the exceptions of the foregoing:

     (i) the Target will not authorize or effect any change in its certificate of incorporation or by-laws;

     (ii) the Target will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

     (iii) the Target will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

     (iv) the Target will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

     (v) the Target will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

     (vi) the Target will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

     (vii) the Target will not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

     (viii) the Target will not commit to do any of the foregoing.

(d) FULL ACCESS. The Target will provide representatives of the Buyer with access at reasonable times to the premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Target. Each of the Buyer and the Transitory Subsidiary will treat any Confidential Information it receives from the Target in the course of the reviews contemplated by this Section 6(d), as provided in the Confidentiality Agreement.

(e) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3, Section 4, and Section 5 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(f) EXCLUSIVITY. The Target will not solicit, initiate, or engage in discussions regarding any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Target (including any acquisition structured as a merger, consolidation, or share exchange). The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(g)  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (i) With respect to acts and omissions occurring prior to the Effective Time by the Primary Shareholders, in their capacities as directors and/or officers and/or employees of the Target (as the case may be), and notwithstanding the amendment of the certificate of incorporation and the by-laws of the Surviving Corporation provided for in Sections 2(d)(ii) and 2(d)(iii) above, the Surviving Corporation agrees that the Primary Shareholders shall continue to be indemnified by the Surviving Corporation after the Effective Time as provided for in the certificate of incorporation and the by-laws of the Target in effect on the date hereof.

     (ii) With respect to acts and omissions occurring after the Effective Time, each Primary Shareholder who continues as director and/or officer and/or employee of the Surviving Corporation shall be entitled to the same indemnification rights afforded to a director or officer or employee of the Surviving Corporation by the Surviving Corporation's certificate of incorporation and by-laws, as amended as provided for in Sections 2(d)(ii) and 2(d)(iii) above.

(h) EMPLOYEE BENEFIT PLANS. Each of the Buyer and the Transitory Subsidiary covenants and agrees that it will continue the Target's existing employee benefit plans and similar arrangements for a period of at least twelve (12) months following the Effective Time.

7.   CONDITIONS TO OBLIGATION TO CLOSE.

(a) CONDITIONS TO OBLIGATION OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

     (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval and the number of Dissenting Shares shall not exceed 10% of the total number of outstanding Target Shares;

     (ii)   the representations and warranties set forth in Section 3 and
            Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

     (iii) the Target shall have performed and complied in all material respects with all covenants required to be performed or complied with by it prior to or on the Closing Date;

     (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of TAO East to own, or the Buyer to indirectly own, the capital stock of the Surviving Corporation and to control the Surviving Corporation, or
            (D) affect adversely the right of any of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (v) the Target shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

     (vi) the Buyer and the Transitory Subsidiary shall have received from counsel to the Target an opinion in form and substance as set forth in EXHIBIT C attached hereto, addressed to the Buyer and the Transitory Subsidiary, and dated as of the Closing Date;

     (vii) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least one business day prior to the Closing;

     (viii) the employment agreement between Koch and the Buyer executed on the date hereof (the "EMPLOYMENT AGREEMENT") shall be in full force and effect at the Effective Time;

     (ix) the non-competition agreement between Koch and the Buyer (the "KOCH NON-COMPETITION AGREEMENT") shall be full force and effect at the Effective Time;

     (x) the non-competition agreement between Birnbaum and the Buyer (the "BIRNBAUM NON-COMPETITION AGREEMENT") shall be full force and effect at the Effective Time; and

     (xi) Koch, Birnbaum, and Spera shall have delivered to the Buyer and the Transitory Subsidiary a release in the form attached hereto as EXHIBIT D.

The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 7(a) if they execute a writing so stating at or prior to the Closing.

(b) CONDITIONS TO OBLIGATION OF THE TARGET. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval and the number of Dissenting Shares shall not exceed 10% of the total number of outstanding Target Shares;

     (ii) the representations and warranties set forth in Section 5 above shall be true and correct at and as of the Closing Date;

     (iii) each of the Buyer and the Transitory Subsidiary shall have performed and complied with all covenants required to be performed or complied with by it prior to or on the Closing Date;

     (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of TAO East to own, or the Buyer to indirectly own, the capital stock of the Surviving Corporation and to control the Surviving Corporation, or
            (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (v) each of the Buyer and the Transitory Subsidiary shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

     (vi) this Agreement and the Merger shall have received the Requisite Stockholder Approval; and

     (vii) the Target shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in form and substance as set forth in EXHIBIT E attached hereto, addressed to the Target, and dated as of the Closing Date;

     (viii) the Employment Agreement shall be in full force and effect at the Effective Time;

     (ix) the Koch Non-Competition Agreement shall be full force and effect at the Effective Time;

     (x) the Birnbaum Non-Competition Agreement shall be full force and effect at the Effective Time; and

     (xi) Koch, Birnbaum, and Spera shall have delivered to the Target a release in the form attached hereto as EXHIBIT D.

The Target may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8.   TERMINATION.

(a) TERMINATION OF AGREEMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, (whether before or after Requisite Stockholder Approval),

     (i)    by mutual written consent of the Parties;

     (ii) by the Buyer by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or
            (B) if the Closing shall not have occurred on or before July 31, 1999, by reason of the failure of any condition precedent under
            Section 7(a) hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement);

     (iii) by the Target by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 1999, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement); and

     (iv) by any Party by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement fails to receive the Requisite Stockholder Approval.

(b)  EFFECT OF TERMINATION.  If any Party terminates this Agreement pursuant to
Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in the Confidentiality Agreement shall survive any such termination.

9.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

(a) SURVIVAL OF REPRESENTATIONS, PRIMARY SHAREHOLDERS. The Target and the Primary Shareholders agree that, notwithstanding any right or ability of the Buyer and the Transitory Subsidiary fully to investigate the affairs of the Target, any knowledge of facts determined or determinable by the Buyer and the Transitory Subsidiary pursuant to such investigations or right of or ability to investigate, or any qualifications contained in the opinions of the Target's counsel, the Buyer and the Transitory Subsidiary have the right to rely fully upon the representations, warranties, covenants and agreements of the Target and the Primary Shareholders contained in this Agreement and on the accuracy of any schedule, exhibit, document or certificate annexed hereto or delivered to the Buyer and the Transitory Subsidiary pursuant hereto. All representations and warranties of the Primary Shareholders and the Buyer and the Transitory Subsidiary (but not the Target) contained herein shall survive the Closing for a period of 12 months after the Closing Date.

(b) INDEMNIFICATION BY THE PRIMARY SHAREHOLDERS. Subject to written notice of such claim for indemnification being given to the Primary Shareholders within the appropriate survival period referred to in Section 9(a), from and after the Effective Time, each of the Primary Shareholders, subject to the last sentence of this Section 9(b) jointly and severally, covenant and agree to indemnify and hold harmless the Buyer, the Surviving Corporation, their affiliates, and each of their respective directors, officers, employees, agents, successors and assigns (each, a "BUYER INDEMNIFIED PARTY") from and against all losses, damages, liabilities or expenses (including reasonable legal fees and expenses incurred in connection with any action, suit or proceeding against any thereof) to the extent resulting from or arising out of any breach of a representation or warranty of the Primary Shareholders contained in Section 4 of this Agreement. Notwithstanding anything to the contrary contained herein, the Primary Shareholders shall not have any liability under this Section 9(b) for the breach of any representation or warranty made by the Primary Shareholder in Section 4 hereof unless the aggregate of all losses, damages, liabilities and expenses relating thereto for which the Primary Shareholders would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $250,000, and then only to the extent of such excess; PROVIDED, HOWEVER, the Primary Shareholders shall not have any liability under this Section 9(b) for losses, damages, liabilities and expenses that exceed on a cumulative basis an amount equal to $850,000. The liability of each of the Primary Shareholders shall be limited to one-third of the aggregate indemnified liability for which the Primary Shareholders in the aggregate are liable.

Nothing in this Agreement shall limit the right of the Buyer or Surviving Corporation to assert a claim for fraud, willful misconduct or gross negligence against any of the Primary Shareholders relating to the period prior to the Effective Time.

(c) NOTICE CLAIM. The Buyer and the Surviving Corporation, on the one hand, and each of the Primary Shareholders, on the other hand, shall promptly notify the other of any claim, suit or demand of which the notifying party has Knowledge which entitles it to indemnification under this Section 9, provided, however, that the delay or failure of any party required to provide such notification shall not affect the liability of the indemnifying party hereunder except to the extent the indemnifying party is harmed by such delay or failure.

(d)  DEFENSE.  If  the liability or claim for which indemnification under this
Section 9 is sought is asserted by a third party, the indemnifying party shall have, at its election, the right to defend any such matter at its sole cost and expense through counsel chosen by it and reasonably acceptable to the indemnified party (provided that the indemnifying party shall have no such right if it is contesting its liability under this Section 9). If the indemnifying party so undertakes to defend, the indemnifying party shall promptly notify the indemnified party hereto of its intention to do so. The indemnifying party shall not, without the indemnified party's written consent, settle or compromise any claim or consent to an entry of judgment which does not include as an unconditional term thereof a release of the indemnified party.

(e) COOPERATION AND CONFLICTS. Each party agrees in all cases to cooperate with the indemnifying party and its counsel in the defense of any such liabilities or claims. The indemnifying party and the indemnified party or parties may be represented by the same counsel unless such representation would be inappropriate due to conflicts of interest between them. In addition, the indemnified party or parties shall at all times be entitled to monitor and participate in such defense through the appointment of counsel of its or their own choosing, at its or their own cost and expense.

10.  MISCELLANEOUS.

(a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provisions in
Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Stockholders and (ii) the provisions in Section 6(g) above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

(c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     IF TO THE TARGET:                  COPY TO:
     Sound One Corporation              Baker & Botts, LLP
     1619 Broadway                      599 Lexington Avenue
     New York, New York  10619          New York, New York  10022
     Attention:  Jeremy Koch            Attention:  Lee D. Charles, Esq.

     IF TO THE BUYER:                   COPY TO:
     The Todd-AO Corporation            Graham & James, LLP
     514 Via de la Valle, Suite 300A    885 Third Avenue, 21st Floor
     Solana Beach, California 92075     New York, New York  10022
     Attention:  Judi Sanzo, Esq.       Attention:  Peter C. Dopsch, Esq.

     IF TO THE TRANSITORY SUBSIDIARY:   COPY TO:
     Todd-AO East, Inc.                 Graham & James, LLP
     c/o Todd-AO Corporation            885 Third Avenue, 21st Floor
     514 Via de la Valle, Suite 300A    New York, New York  10022
     Solana Beach, California 92075     Attention:  Peter C. Dopsch, Esq.
     Attention:  Judi Sanzo, Esq.

     IF TO KOCH:                        COPY TO:
     150 West End Avenue                Baker & Botts, LLP
     Apt. 11L                           599 Lexington Avenue
     New York, New York 10023           New York, New York  10022
                                        Attention:  Lee D. Charles, Esq.

     IF TO BIRNBAUM:                    COPY TO:
     140 Riverside Drive                Baker & Botts, LLP
     New York, New York 10024           599 Lexington Avenue
                                        New York, New York  10022
                                        Attention:  Lee D. Charles, Esq.

     IF TO SPERA:                       COPY TO:
     126 Eagle Drive                    Baker & Botts, LLP
     Emerson, New Jersey  07603         599 Lexington Avenue
                                        New York, New York  10022
                                        Attention:  Lee D. Charles, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the New York Business Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "INCLUDING" shall mean including without limitation.

(m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) ENFORCEMENT. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                    [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.



THE TODD-AO CORPORATION



By:  __________________________
     Name:
     Title:




TODD-AO EAST, INC.



By:  __________________________
     Name:
     Title:



 SOUND ONE CORPORATION



By:  __________________________
     Name:
     Title:


WITH RESPECT TO SECTIONS 4 AND 9 ONLY:


__________________________
Jeremy Koch


__________________________
Elisha Birnbaum


__________________________
Gaetano Spera

                               SCHEDULES AND EXHIBITS



Schedule 3(d)                 Noncontravention
Schedule 3(e)(ii)             Target Financial Statements
Schedule 3(e)(iv)             Disclosure of Additional Liabilities
Schedule 3(e)(v)              Material Adverse Change
Schedule 3(g)                 Tax Returns and Payments
Schedule 3(h)                 Contracts
Schedule 3(i)                 Litigation
Schedule 3(j)                 Bank Accounts
Schedule 3(k)                 Insurance
Schedule 3(l)                 Subsidiaries or Joint Ventures
Schedule 3(n)                 Employees and Employee Benefit Plans
Schedule 3(r)                 Employment Contracts
Schedule 3(t)                 Tangible Assets
Schedule 4(g)                 Ordinary Compensation of the Primary Shareholders
Schedule 6(c)                 Employees Receiving Lump Sum Cash Payments


Exhibit A                     Form of Notice of Special Meeting
Exhibit B                     Certificate of Merger
Exhibit C                     Opinion of Counsel to Target
Exhibit D                     Releases of Koch, Birnbaum and Spera
Exhibit E                     Opinion of Counsel to Buyer